EXHIBIT 10.78

TENNECO INC. 2006 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

Participant

Effective as of [Grant Date] (the “Grant Date”), the Participant has been granted a Full Value Award under the Tenneco Inc. 2006 Long-Term Incentive Plan, as the same has been and may be amended from time to time (the “Plan”) in the form of shares of restricted stock with respect to [Number of Shares] shares of Common Stock (“Restricted Shares”). The Award shall be subject to the following terms and conditions (sometimes referred to as this “Award Agreement”) and the terms and conditions of the Plan as the same may be amended from time to time. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.
1.Vesting and Forfeiture of Restricted Shares. All Restricted Shares shall be unvested unless and until they become vested and nonforfeitable in accordance with this Paragraph 1.  Subject to the terms and conditions of this Award Agreement and the Plan, one-third (1/3) of the Restricted Shares awarded hereunder shall vest on each of the first, second and third anniversary of the Grant Date (each a “Vesting Date”), provided that the Participant is continuously employed by the Company or a Subsidiary through the applicable Vesting Date.  Notwithstanding the foregoing:

(a)
in the event that (i) either (1) the Participant satisfies the requirements for Retirement or Total Disability (each as defined below) or (2) a tax withholding obligation is incurred under applicable non-U.S. local law with respect to any of the Restricted Shares, in either case, prior to the Vesting Date with respect to such Restricted Shares (the date on which the requirements of clause (i)(1) or (i)(2) are satisfied being referred to herein as the “Tax Vesting Date”) and (ii) the Participant elects to satisfy the tax withholding obligation that arises with respect to the Restricted Shares on the Tax Vesting Date by the method set forth in subparagraph 3(c) of this Award Agreement, then, the Tax Vesting Date shall be the Vesting Date with respect to that number of Restricted Shares having a Fair Market Value (determined as of the Tax Vesting Date) equal to the amount of taxes required to be withheld pursuant to the provisions of subparagraph 3(c) with respect to all Restricted Shares for which the Tax Vesting Date occurs; and

(b)
if the Participant’s Termination Date occurs by reason of Total Disability, Retirement or death, any unvested Restricted Shares that are outstanding on the Termination Date shall vest immediately on the Termination Date and the

Termination Date shall be the “Vesting Date” for purposes of this Award Agreement.
All Restricted Shares which are not vested upon the Participant’s Termination Date shall immediately expire and shall be forfeited and the Participant shall have no further rights with respect to such Restricted Shares.  For purposes of this Award Agreement, the term “Total Disability” means the Participant’s permanent and total disability as determined under the rules and guidelines established by the Company in order to qualify for long-term disability coverage under the long-term disability plan of the Company or one of its Subsidiaries in effect at the time of such determination and the term “Retirement” means the Participant’s Termination Date which occurs after the Participant has (I) attained age 65 or (II) attained age 55 and completed 10 years of service with the Company and its Subsidiaries (and is not a result of termination by the Company or any of its Subsidiaries for cause). Any Restricted Shares for which the Tax Vesting Date is the Vesting Date (as determined in accordance with this Paragraph 1) shall be treated as attributable to successive tranches of Restricted Shares for which a Vesting Date has not occurred as of the Tax Vesting Date (and shall reduce the number of Restricted Shares in applicable tranches that will otherwise vest on future applicable Vesting Dates), beginning with the tranche of Restricted Shares with the first Vesting Date that occurs after the Tax Vesting Date. Upon the Vesting Date with respect to any Restricted Shares, that number of shares of Common Stock equal to the number of Restricted Shares which become vested on that Vesting Date will be delivered to the Participant (or his or her beneficiary) and any cash or shares of Common Stock attributable to dividends paid on the Restricted Shares prior to the Vesting Date for such shares shall be paid to the Participant as described in Paragraph 2 hereof.
2.    Restrictions Prior to Vesting; Dividends. Prior to the Vesting Date with respect to the Restricted Shares and until all conditions imposed on the Restricted Shares are satisfied, the Restricted Shares are restricted in that (a) they will be held by the Company and may not be sold, transferred, pledged or otherwise encumbered, tendered or exchanged, or disposed of, by the Participant unless otherwise provided by the Plan and (b) they are subject to forfeiture by the Participant under certain circumstances as described herein and in the Plan. However, as long as the Restricted Shares are outstanding and have not been forfeited, the Participant shall have all rights and privileges of a stockholder of the Company with respect to the Restricted Shares, including voting rights and the right to receive dividends paid with respect to such Restricted Shares; provided, however, that:
(i)    except as provided in clause (iv), any dividends with respect to the Restricted Shares shall be subject to the same forfeiture provisions as the Restricted Shares to which they relate;
(ii)     the Committee, in its sole discretion, shall determine whether and/or in what manner any dividends with respect to the Restricted Shares shall be invested during the Restricted Period, which may include reinvestment in additional restricted shares of Common Stock or in the form of restricted stock units;

(iii)     if the Committee provides that the dividends are to be reinvested during the Restricted Period in the form of additional restricted shares or restricted share units, the Participant shall not be entitled to any dividends with respect to such additional restricted shares or restricted share units; and
(iv)     any dividends on Restricted Shares that are not forfeited in accordance with the terms of this Award or the Plan shall be paid to the Participant within 60 days following the Vesting Date for the Restricted Shares to which the dividends relate, in cash or shares of Common Stock as determined by the Committee in its sole discretion; provided, however, notwithstanding the provisions of clause (i), (A) as of the Tax Vesting Date with respect to the Restricted Shares, any dividends accumulated with respect to the Restricted Shares for which the Tax Vesting Date occurs shall be paid to the Participant within 60 days following the Tax Vesting Date and (B) from and after the Tax Vesting Date, any dividends paid on Restricted Shares for which the Tax Vesting Date has occurred shall be paid to the Participant within 60 days following the date on which such dividends are paid.
3.    Withholding. All distributions under the Plan, including any distribution in respect of this Award, are subject to withholding of all applicable taxes, and the delivery of any shares or other benefits under the Plan or this Award is conditioned on satisfaction of the applicable tax withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied, at the Participant’s election, (a) through cash payment by the Participant, (b) through the surrender of shares of Common Stock which the Participant already owns, or (c) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Plan; provided, however, that (i) the amount withheld in the form of shares of Common Stock under this Paragraph 3 may not exceed the minimum statutory withholding obligation (based on the minimum statutory withholding rates for Federal and state purposes, including, without limitation, payroll taxes) unless otherwise elected by the Participant, (ii) in no event shall the Participant be permitted to elect less than the minimum statutory withholding obligation, and (iii) in no event shall the Participant be permitted to elect to have an amount withheld in the form of shares of Common Stock pursuant to this Paragraph 3 that exceeds the maximum individual tax rate for the employee in applicable jurisdictions. If the Participant makes an election in accordance with Section 83(b) of the Code to be taxed on the Restricted Shares in the year in which the Grant Date occurs, he or she must so notify the Company in writing, file the election with the Internal Revenue Service within thirty (30) days after the Grant Date, and promptly pay the Company the amount it determines is needed to satisfy tax withholding requirements.
4.    Administration.  The authority to administer and interpret this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to the Award and the Award Agreement as it has with respect to the Plan.  Any interpretation of this Award or this Award Agreement by the Committee and any decision made by it with respect to the Award or the Award Agreement is final and binding on all persons.

5.    Adjustment of Award.  The number of Restricted Shares awarded pursuant to this Award Agreement may be adjusted by the Committee in accordance with the terms of the Plan to reflect certain corporate transactions which affect the number, type or value of the Restricted Shares. The Participant agrees that the term Restricted Shares shall include any shares or other securities which the Participant may receive or be entitled to receive as a result of the ownership of the original Restricted Shares (other than shares attributable to dividends on the Restricted Shares that are reinvested in additional restricted shares as described herein), whether they are issued as a result of a share split, recapitalization, or other subdivision or consolidation of shares effected without receipt of consideration by the Company or the result of the merger or consolidation of the Company, or sale of assets of the Company.
6.    Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Committee or the Company at the Company’s principal offices, to the Participant at the Participant’s address as last known by the Company or, in any case, such other address as one party may designate in writing to the other.
7.    Governing Law.  The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Illinois and applicable federal law.
8.    Amendments.  The Board may, at any time, amend or terminate the Plan, and the Committee may amend this Award Agreement, provided that, except as provided in the Plan, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Award Agreement prior to the date such amendment or termination is adopted by the Board or the Committee, as the case may be.
9.    Award Not Contract of Employment.  The Award does not constitute a contract of employment or continued service, and the grant of the Award will not give the Participant the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Award Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Award Agreement.
10.    Severability.  If a provision of this Award Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms.  Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
11.    Plan Governs.  The Award evidenced by this Award Agreement is granted pursuant to the Plan, and this Award and this Award Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Award Agreement by reference or are expressly cited.

12.    Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
13.    Special Section 409A Rules. It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):

(a)
and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and

(b)
the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

ACCEPTED:	TENNECO INC.

Type or Print Legal Name	Senior Vice President Global Human Resources and Administration

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